Exhibit 10.17
                                                          Y.P. (Yvonne) Sugimoto
                                                            Royal Bank of Canada
Senior Account Manager                                   Business Banking Centre
                                               11th Floor, 335 - 8th Avenue S.W.
                                                        Calgary, Alberta T2P 1C9

                                                                 Transit:  08829
                                                            Tel.: (403) 292-3896
                                                             Fax: (403) 292-3154

December 27, 2000



Prudential Steel Ltd.
1800, 140 - 4th Avenue S.W.
Calgary, Alberta
T2P 3N3

Attention:    Mr. Fred Rea
Vice President - Finance

Dear Sirs:

Re:      Credit Facilities

Further to our discussions, we are pleased to confirm the availability of the credit facilities described in this letter (the "Credit Facility"), subject to the following terms and conditions. Should you find the following terms and conditions of the Credit Facility to be acceptable, please acknowledge by signing and returning the duplicate copy of this letter by December 29, 2000 after which date our offer will expire.

The Credit Facility described below is in addition to the undernoted facilities which are governed by separate agreements:

                                            Royal Bank Leases $ 300,000



BORROWER:                  Prudential Steel Ltd. (the "Borrower")


LENDER: Royal Bank of Canada (the "Bank") through its branch of account ("Branch of Account") at Main Branch, Calgary, Alberta, T2P 1 C9.


AMOUNT:                    Segment 1)


$40,000,000 or the equivalent amount in US Dollars is available by way of:


                           Prime Based Loans;
     US Base Rate Loans;
     LIBOR Loans;
     Bankers' Acceptances; and
     Letters of Credit.

                           Segment 2)

                           $1,350,000 is available by way of FEF Contracts.

PURPOSE:                   Segment 1)

General operating and corporate purposes, provided that the Borrowings shall not be used to acquire shares of any corporation unless the board of directors of such corporation has approved such acquisition or unless the Borrower has provided the Bank with prior notice thereof and the Bank has advised the Borrower that the Bank does not have a conflict of interest in providing Borrowings for such purpose.

                           Segment 2)

                           Foreign Exchange transactions.


INTEREST
RATES:                     Segment 1)

                           Prime Based Loans: Prime + 0% per annum.
                           US Base Rate Loans: USBR + 0% per annum.
                           LIBOR Loans: LIBOR + 1/2% per 360 day period.

                           All Segments

The Borrower shall pay the Bank interest on all Prime Based Loans and US Base Rate Loans in the currency in which such loans are denominated. The Borrower shall pay such interest monthly in arrears at the applicable rates per annum set out above calculated on a daily basis on the outstanding amount of such loans and based on the actual number of days elapsed in the period for which such interest is payable. Such interest shall be payable on the last day of each month or on such other day in each month as may be specified by the Bank from time to time. The Borrower shall pay interest in US Dollars at the rates per 360 day period set forth above on the amount of each LIBOR Loan. Such interest shall be payable on each LIBOR Interest Date applicable to such LIBOR Loan and shall be calculated on the basis of the actual number of days elapsed in the portion of the applicable LIBOR Interest Period for which such interest is payable divided by 360. The yearly rates of interest to which the rates determined in accordance with the foregoing provisions of this paragraph are equivalent, are the rates so determined multiplied by the actual number of days in the calendar year commencing on the first day of the period for which such interest is payable and divided by 360.

The Borrower shall pay interest on all overdue amounts outstanding under this Agreement at a rate per annum equal to USBR plus 2% in respect of amounts outstanding in US Dollars and at a rate per annum equal to Prime plus 2% in respect of amounts outstanding in Canadian Dollars, such interest to be payable monthly in arrears on the last day of each month. All interest payable under this Agreement shall be payable both before and after default, demand, maturity and judgment.


ACCEPTANCE
FEES:                      Segment 1)

RBPAF minus 1/2% per 365 day period.

The Borrower shall pay to the Bank acceptance fees in Canadian Dollars in advance at the rate set forth above at the time of issue of each Bankers' Acceptance. Acceptance fees shall be calculated on the face amount of the Bankers' Acceptance issued and based upon the number of days in the term of the Bankers' Acceptance issued.


LETTER OF
CREDIT FEES:               Segment 1)

                           Scheduled Rates.

Letter of Credit fees are payable to the Bank at the scheduled rates of the Bank from time to time in effect on the date of issue in the currency in which the Letter of Credit is issued. The Letter of Credit fee shall be based upon the amount of the Letter of Credit issued and calculated on the number of days that the Letter of Credit is to be outstanding.


FEES:                      Segment 1)

The Borrower shall pay to the Bank, by way of a credit facility revolvement fee, the amount of Cdn. $125 per month, payable on the last Business Day of each month during the term of this agreement.


NOTICE REQUIREMENTS: The Borrower agrees that the Bank may from time to time establish reasonable notice requirements for obtaining advances and making repayments hereunder.


REPAYMENT: All amounts outstanding under this Credit Facility including the face amount of all Letters of Credit and Bankers' Acceptances are payable on demand and the following repayment provisions are in addition to (and not in substitution for) the Bank's right to make such demand.

Operating Credit Facility Segment

Segment 1) is a revolving operating credit facility. The Borrower authorizes the Bank to advance and repay Prime Based Loans and US Base Rate Loans in minimum amounts of $100,000 and US $100,000 respectively in order to cover overdrafts and utilize deposits in account #315-710-4 and 400-313-3 respectively or in such operating deposit accounts of the Borrower as may be specified by the Borrower to the Bank from time to time.


SPECIAL

PROVISIONS: The Special Provisions contained in Schedule "A" attached hereto form part of this Agreement.


EVIDENCE OF INDEBTEDNESS: The Bank shall maintain on the records of the Branch of Account accounts evidencing the Borrower's liability to the Bank in respect of amounts outstanding by the Borrower to the Bank under this Agreement. The Bank shall record the amounts outstanding under this Agreement, all payments made from time to time in respect thereof and all other amounts becoming due to the Bank under this Agreement which remain unpaid when due. The Bank's accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement. The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, the bank accounts of the Borrower for all amounts payable under this Agreement, including but not limited to the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank account.


PREPAYMENTS: Subject to any provisions to the contrary which are contained in this Agreement or any other agreement entered into by the Borrower with respect to amounts outstanding hereunder, amounts outstanding may be prepaid at any time without penalty.


COVENANTS: The Borrower, by accepting this Agreement, covenants with the Bank that: (a) it will pay duly and punctually all amounts due hereunder; it will deliver to the Bank such financial and other information as the Bank may reasonably request from time to time including, but not limited to, the following:


audited annual financial statements of the Borrower within 120 days after each fiscal year end or, if the Borrower has any Subsidiaries, audited annual consolidated financial statements of the Borrower within 120 days after each fiscal year end;

if the Borrower has any Subsidiaries, unaudited annual unconsolidated financial statements of the Borrower (and such other major Subsidiaries of the Borrower as may be specified by the Bank from time to time) within 120 days after each fiscal year end;

unaudited quarterly financial statements of the Borrower within 60 days after each fiscal quarter end or, if the Borrower has any Subsidiaries, unaudited quarterly consolidated financial statements of the Borrower within 60 days after each fiscal quarter end; if the Borrower has any Subsidiaries, unaudited quarterly unconsolidated financial statements of the Borrower (and such other major Subsidiaries of the Borrower as may be specified by the Bank from time to time) within 60 days after each fiscal quarter end;

quarterly Compliance Certificate within 60 days after each fiscal quarter end;

quarterly aged list of accounts receivable owing to the Borrower within 25 days after each quarter end, such list to be certified by the Borrower as to its accuracy and to be in form and substance satisfactory to the Bank;

quarterly statement of inventory owned by the Borrower within 25 days after each quarter end, such statement to be certified by the Borrower as to its accuracy and to be in form and substance satisfactory to the Bank; and

such income and cash flow forecasts as may be produced by the Borrower from time to time;

it will promptly pay when due all business, income and other taxes properly levied on its operations and property and remit all statutory employee deductions when due;


it will insure and keep insured all properties customarily insured by persons carrying on a similar business in similar locations or owning or operating similar properties, against loss or damage by fire and from other causes customarily insured against by similar persons;


it will advise the Bank forthwith of any default by the Borrower or any of its Subsidiaries in the repayment of any indebtedness for borrowed money;


it will maintain its corporate existence as a validly subsisting corporate entity;


except for Permitted Financial Assistance, the Borrower will not provide any Financial Assistance to any of its Associates; including, but not limited, to Maverick Tube Corporation;


except for Permitted Dispositions, it will not and will not allow or permit its Subsidiaries to sell, transfer or otherwise dispose of any part of its property or assets; and


except for Permitted Encumbrances, the Borrower will not and will not allow or permit any of its Subsidiaries to grant, create, assume or suffer to exist any Lien affecting any of its properties, assets or other rights, whether now owned or hereafter acquired; and


the Borrower and its subsidiaries will not, in any fiscal year, declare or pay dividends, to any entity including, but not limited to, Maverick Tube Corporation if such payment would reduce consolidated shareholders equity to below C$145,000,000; and


except for Permitted Debt, the Borrower will not and will not allow its Subsidiaries to incur additional interest bearing debt.

All covenants contained herein shall remain in force for the benefit of the Bank at all times before, on and after the making of advances hereunder and/or the taking of security pursuant hereto. Upon the request of the Borrower, the Bank shall (at the sole cost of the Borrower) execute and deliver such further assurances as may reasonably be necessary to give full effect to the provisions of paragraphs (h) and (i) of this Section of the Agreement which permit the Borrower to grant or create Permitted Encumbrances and to make Permitted Dispositions.

ENVIRONMENTAL PROVISIONS: The Borrower confirms that it has disclosed to the Bank all environmental matters which could have a material effect on the financial condition or operations of the Borrower and its subsidiaries. The Borrower will keep the Bank fully informed of all such matters and will comply (and will ensure its subsidiaries comply) in all material respects with applicable environmental laws and any environmental permits which may govern its operations. The Bank shall have the right to make good faith inquiries with governmental agencies regarding environmental matters affecting the Borrower and its subsidiaries and, upon reasonable notice to the Borrower, the Bank (and its consultants) shall have the right to enter the premises of the Borrower and its subsidiaries to carry out such environmental reviews as the Bank in its sole discretion deems advisable.

PERFORMANCE OF COVENANTS: If the Borrower fails to perform any covenant hereunder, the Bank may, in its sole discretion, perform any such covenant and expend such money as may be necessary for purposes thereof. Any such expenditure so made by the Bank shall be repaid by the Borrower on demand and shall bear interest at the rate and in the manner set forth hereunder for overdue amounts from the date the Bank makes such expenditure until and including the date the Bank is repaid.

COLLATERAL
SECURITY:                  Existing Security:

The Bank acknowledges that it presently holds the following documentation which the Borrower hereby acknowledges is held by the Bank in connection with this Credit Facility:

                           Segment 1)


- Bankers' Acceptances Services Agreement supported by Resolution of the Board of Directors respecting Jumbo Bankers' Acceptances.

CONDITIONS PRECEDENT: The obligation of the Bank to make available any advances under the Credit Facility is conditional upon the receipt in form and substance satisfactory to the Bank of: (b) a duly executed copy of this Agreement.

The obligation of the Bank to make available the Credit Facility is subject to the Bank being satisfied, at the time of advance, that a material adverse change in the financial condition or operation of the Borrower has not occurred, that the Borrower is not in default hereunder, and that no stay of proceedings against the Borrower or its property is then in effect.

RESERVE INDEMNITY: The Borrower shall reimburse the Bank that amount which compensates the Bank for any additional cost or reduction in income caused by an imposition, implementation or increase of reserves, capital adequacy or similar requirement against assets or liabilities held by the Bank, deposits in or for the account of the Bank, loans made by the Bank, bankers' acceptances accepted by the Bank, letters of credit issued by the Bank, commitments by the Bank to fund loans or any acquisition by the Bank of funds for loans made by the Bank.

GENERAL INDEMNITY: The Borrower shall indemnify the Bank from and against all losses, damages, expenses and liabilities which the Bank may sustain or incur as a consequence of any default by the Borrower under any provision of this Agreement or as a consequence of any environmental matter, whether existent now or in the future, which affects the property of the Borrower or its subsidiaries.


PAYMENTS: References herein to "$" means Canadian Dollars and references to "US$" means US Dollars. All payments hereunder are payable for value on the date on which they are due.

RENEWAL: The Credit Facility is available from time to time at the Bank's sole discretion and is subject to review by the Bank at any time.

EXPENSES: All legal costs, fees and expenses incurred in connection with the preparation, negotiation, documentation and operation of the Credit Facility, including the enforcement of the Bank's rights under each document delivered in connection with the Credit Facility will be for the account of the Borrower.

OTHER CREDIT FACILITIES: The Borrower confirms that, except for this Credit Facility, there are at the present time no other credit facilities available to the Borrower from the Bank.

We very much appreciate the opportunity to continue our relationship with your company.

Yours truly,

ROYAL BANK OF CANADA


/s/ Y.P. Sugimoto
Y.P. Sugimoto
Senior Account Manager
Agreed to and Accepted this 28 day of December 2000

PRUDENTIAL STEEL LTD.


Per: /s/ Fred Rea

Title: V.P. and CFO

Per:

Title:




                               SPECIAL PROVISIONS


                  PROVISIONS APPLICABLE TO BANKERS' ACCEPTANCES

The term "Bankers' Acceptances" means bankers acceptances denominated in Canadian Dollars which are issued by the Borrower and accepted by the Bank. The term "RBPAF" means the annual rate announced from time to time by the Bank as its reference rate then in effect for determining fees on bankers' acceptances accepted by the Bank in Canada. Bankers' Acceptances; shall have a term of at least thirty (30) days and not more than one hundred and eighty (180) days excluding days of grace. Two business days prior written notice for the issue, the reissue and the method of repayment on maturity of a Bankers' Acceptance shall be given by the Borrower to the Bank and must be received by the Bank by no later than 10:00 a.m. on the stipulated notice date. If the Borrower fails to give notification to the Bank of the method of repayment of a Bankers' Acceptance in accordance with the notice requirements set out above, then the Borrower shall be deemed to have converted the Bankers' Acceptance into a Prime Based Loan on the maturity date of the applicable Bankers' Acceptance.


                     PROVISIONS APPLICABLE TO FEF CONTRACTS

The term "FEF Contracts" means foreign exchange forward contracts entered into from time to time by the Borrower with the Bank. For purposes of determining the amount available from time to time under Segment 3) of this Credit Facility, amounts outstanding by way of FEF Contracts shall be deemed to be 10% (or such other percentage as may be specified by the Bank from time to time) of amounts payable from time to time on the settlement dates applicable to such FEF Contracts. Except as set forth in this paragraph, the terms and conditions applicable to each FEF Contract shall be determined without reference to this Agreement other than the section of this Agreement entitled Evidence of Indebtedness.


                   PROVISIONS APPLICABLE TO LETTERS OF CREDIT

The term "Letters of Credit' means letters of credit issued by the Bank at the request of the Borrower. Letters of Credit shall not be issued for a period longer than one year without the prior consent of the Bank. Prior to utilizing the Credit Facility by obtaining a Letter of Credit, the Borrower shall deliver to the Bank a written Letter of Credit application in form and substance satisfactory to the Bank. Each such application shall be executed by the authorized signing officers of the Borrower and delivered to the Bank at least one business day prior to the date on which the Letter of Credit is to be issued.


                      PROVISIONS APPLICABLE TO LIBOR LOANS

For purposes of this Agreement, the following terms have the following meanings:


"Banking Day" means a day which is both a business day in the city where the Branch of Account is located and a day on which dealings in US Dollars may be carried on by and between banks in the London, England interbank market;


"LIBOR" means, with respect to each LIBOR Interest Period applicable to a LIBOR Loan, the rate of interest based on a 360 day year, at which the Bank, in accordance with its normal practice, would be prepared to offer to leading banks in the London interbank market for delivery on the first day of such LIBOR Interest Period for a period equal to each such LIBOR Interest Period based on the number of days comprised therein, deposits in US Dollars of amounts comparable to the amount of such LIBOR Loan, at or about 10:00 a.m. (Toronto time) two (2) Banking Days prior to a drawdown date or a conversion date as the case may be, for the initial LIBOR Interest Period, and thereafter, two (2) Banking Days prior to the first day of each successive LIBOR Interest Period;


"LIBOR Interest Date" means the last day of each LIBOR Interest Period and if the Borrower selects a LIBOR Interest Period for a period longer than 3 months, the LIBOR Interest Date shall be the date falling every 3 months after the beginning of such LIBOR Interest Period and on the last day of such LIBOR Interest Period;


"LIBOR Interest Period" means with respect to a LIBOR Loan the initial period (subject to availability) of approximately 3 months, 6 months or 12 months commencing with the date on which a LIBOR Loan is made or on which another basis of borrowing is converted into a LIBOR Loan and ending on the LIBOR Interest Date failing on the last day of the applicable LIBOR Interest Period and thereafter (subject to availability) each successive period of approximately 3 months, 6 months or 12 months commencing on the last day of the immediately prior LIBOR Interest Period; and


"LIBOR Loans" means LIBOR rate based loans in US Dollars made by the Bank to the Borrower.


Drawdowns and/or rollovers of LIBOR Loans are subject to the notice provision set out below and the availability to the Bank of US Dollars in the London interbank market for the LIBOR Interest Period and for the amount of LIBOR Loan requested.


The Borrower may select LIBOR Interest Periods of 3,6 and 12 months. Three Banking Days prior to the drawdown of LIBOR Loans, conversion into LIBOR Loans or the expiration of each LIBOR Interest Period, the Borrower shall select and notify the Bank of the next LIBOR Interest Period applicable. If the Borrower fails to select and notify the Bank of the LIBOR Interest Period applicable, the Borrower shall be deemed to have converted the LIBOR Loan into a US Base Rate Loan.


All repayments or prepayments of LIBOR Loans shall be made on the last day of the applicable LIBOR Interest Period. The Borrower shall reimburse the Bank for any loss, costs or expenses incurred as a result of currency conversions, accelerations, repayments or prepayments relative to LIBOR Loans effected other than on the last day of a LIBOR Interest Period applicable to the amount being converted, accelerated, repaid or prepaid.


If, at any time during the term of this Agreement, the Bank determines, which determination is final, conclusive and binding upon the Borrower, that:


adequate and fair means do not exist for ascertaining the rate of interest on a LIBOR Loan;


the costs to the Bank of making, funding or maintaining the LIBOR Loan are increased or the income receivable by the Bank is reduced;

the making of a LIBOR Loan has become impracticable by reason of circumstances which materially or adversely affect the London interbank market; or

deposits in US Dollars are not available to the Bank in the London interbank market in sufficient amounts in the ordinary course of business for the applicable period to make, fund or maintain the LIBOR Loan during such period;

then, the Bank shall promptly notify the Borrower by written notice, and the Borrower shall within five (5) business days of receipt of such notice notify the Bank as to the substitute basis of borrowing pursuant to this Agreement it has selected. If such notice is not given by the Borrower, the Borrower shall be deemed to have given notice to the Bank to convert the LIBOR Loan into a US Base Rate Loan.

If it should become unlawful or prohibited for the Bank to perform its obligations under this Agreement with respect to LIBOR Loans, the Bank may, by written notice to the Borrower terminate the Bank's obligations under this Agreement with respect to LIBOR Loans and the Borrower shall prepay such LIBOR Loans together with all accrued but unpaid interest as may be applicable to the date of payment or convert the LIBOR Loan into another basis of borrowing and the Borrower's right to borrow by way of LIBOR Loan shall be terminated forthwith.

Minimum initial drawdown on LIBOR Loans shall be US $500,000 and additional multiples of US $250,000.



                   PROVISIONS APPLICABLE TO PRIME BASED LOANS

The term "Prime Based Loans" means Prime rate based loans in Canadian Dollars made by the Bank to the Borrower. The term "Prime" means the annual rate of interest announced from time to time by the Bank as being its reference rate then in effect for determining interest rates on Canadian Dollar commercial loans in Canada.



                   PROVISIONS APPLICABLE TO US BASE RATE LOANS

The term "US Base Rate Loans" means USBR rate based loans in US Dollars made by the Bank to the Borrower. The term "USBR" means the annual rate of interest announced by the Bank from time to time as being its reference rate then in effect for determining interest rates on US Dollar commercial loans made in Canada.


SCHEDULE "A" TO A LETTER AGREEMENT DATED DECEMBER 19,2000
BETWEEN ROYAL BANK OF CANADA AND PRUDENTIAL STEEL LTD.


SCHEDULE "B" TO A LETTER AGREEMENT DATED DECEMBER 19,2000
BETWEEN PRUDENTIAL STEEL LTD. AS BORROWER
AND ROYAL BANK OF CANADA AS LENDER





                                   DEFINITIONS


Associate means an associate, as defined in the Business Corporations Act (Alberta).

Compliance Certificate means a Compliance Certificate, substantially in the form attached hereto as Schedule C, duly completed and executed by the Borrower.

Financial Assistance means providing or agreeing to provide (either directly or indirectly) financial assistance to any person (including, without limitation, financial assistance by way of a loan, guarantee, equity contribution, share purchase or credit support arrangement).

Permitted Debt: means the Prudential Steel Inc US Bank US$10,000,000 revolving line of credit which is to be reduced to US$5,000,000 on, or before, January 31, 2001.

Permitted Dispositions:  means:

a) the sale of products or services by the Borrower and its Subsidiaries in the ordinary course of business to persons other than Affiliates of the Borrower; and

b) the sale or disposition by the Borrower or its Subsidiaries of assets which are obsolete or no longer useful for their intended purpose to persons other than Affiliates of the Borrower.


Permitted Encumbrances:  means, in respect of the Borrower:

a) liens for taxes, assessments or governmental charges which are not due or delinquent, or the validity of which the Borrower or any of its Subsidiaries shall be contesting in good faith; provided that enforcement proceedings have not yet commenced or a stay of enforcement is in effect and the outcome of such contest could not reasonably be expected to involve any appreciable risk of loss of any material part of the property of the Borrower and its Subsidiaries taken as a whole;

b) the lien of any judgment rendered, or claim filed, against the Borrower or any of its Subsidiaries which the Borrower or such Subsidiary shall be contesting in good faith; provided that enforcement proceedings have not yet commenced or a stay of enforcement is in effect and the outcome of such contest could not reasonably be expected to involve any appreciable risk of loss of any material part of the property of the Borrower and its Subsidiaries taken as a whole;

c) liens, privileges or other charges imposed or permitted by law such as carriers' liens', builders' liens', material mean liens and other liens, privileges or other charges of a similar nature which relate to obligations which are not due or delinquent;

d) undetermined or inchoate liens arising in the ordinary course of and incidental to construction or current operations which have not been filed pursuant to law against the Borrower or any of its Subsidiaries, in respect of which no steps or proceedings to enforce such lien have been initiated and which relate to obligations which are not due or delinquent;

e) easements, rights-of-way, servitudes, zoning or other similar rights or restrictions in respect of land held by the Borrower or any of its Subsidiaries (including, without limitation, rights-of-way and servitudes for railways, sewers, drains, pipe lines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which, either alone or in the aggregate, do not detract from the value of such land or materially impair its use in the operation of the business of the Borrower or any such Subsidiary; and

f) Liens, other than those referred to above in this definition of Permitted Encumbrances, on property and assets having an aggregate book value not at any time in excess of Cdn. $2,500,000.


Permitted Financial Assistance:  means:

a) a cash payment for goods and services which is made in the ordinary course of business by the Borrower to any of its Associates; provided the amount of any such payment is not greater than the fair market value of the goods and services for which such payment is made; and

b) financial assistance will not at any time be in excess of an aggregate amount of U.S. $7,500,000 which will include a maximum of US$5,000,000 million to be made available to Prudential Steel Inc and maximum US$2,500,000 to be made available to Maverick Tube Corporation et al. In addition, the Lender will allow the Borrower to advance to a maximum of US$5,000,000 million to its parent, Maverick Tube Corporation, and repayment will be made before December 31, 2000 to comply to covenant cap of US$7,500,00 million.

Subsidiary: means a subsidiary, as defined in the Business Corporations Act (Alberta).


SCHEDULE "C" TO A LETTER AGREEMENT DATED MAY 15, 1997
BETWEEN PRUDENTIAL STEEL LTD. AS BORROWER
AND ROYAL BANK OF CANADA AS LENDER





                             COMPLIANCE CERTIFICATE


I, , of the City of Calgary, in the Province of Alberta hereby certify in my corporate (and not in my personal) capacity as follows:

1. That I am the [President or Chief Financial Officer] of Prudential Steel Ltd. (the "Borrower");

2. That this Certificate applies to the fiscal quarter ending , 19;

3. That I am familiar with and have examined the provisions of the credit facility letter agreement (the "Letter Agreement") dated May 15,1997 between the Borrower and Royal Bank of Canada which provides for a Credit Facility to the Borrower and I have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower as I have deemed necessary for purposes of this certificate;

4. That based on the foregoing, the Borrower is not in breach of nor has it breached any provision of the Letter Agreement and no condition, event or act has occurred thereunder which with the giving of notice or the lapse of time, or both, would constitute a default under the Letter Agreement.

5. That all capitalized terms used in this certificate have the same meanings as in the Letter Agreement.

WITNESS MY HAND AND THE CORPORATE SEAL OF Prudential Steel Ltd. at the City of Calgary, in the Province of Alberta this day of , 19.



PRUDENTIAL STEEL LTD.

By:_______________________
Title